NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT TO OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE COMMON STOCK OF

RAND LOGISTICS, INC.

OCTOBER 10, 2008

Rand Logistics, Inc. (the “Company”) is providing the following supplemental information regarding its  offer, upon the terms and conditions in its Offer Letter dated September 26, 2008 (the “Offer Letter”), as amended and supplemented by this Supplement to Offer Letter dated October 10, 2008 (this “Supplement”) and related Letter of Transmittal dated September 26, 2008 (which together constitute the “Offer”).  All capitalized terms used but not otherwise defined in this Supplement shall have the meanings given to such terms in the Offer Letter.

This Supplement amends and supplements the Offer Letter.  Except as expressly set forth below in this Supplement, the terms of the Offer (prior to giving effect to the Supplement) and information contained in the Offer Letter (prior to giving effect to the Supplement) remain in effect.  The information in this Supplement amends certain information contained in the Offer Letter distributed to you.  To the extent the information in this Supplement is different from the information contained in the Offer Letter previously distributed to you, the information in this Supplement shall govern the terms and conditions of the Offer.

A detailed discussion of the Offer is contained in the Offer Letter and this Supplement. Warrant holders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER IN ACCORDANCE WITH THE RECOMMENDATION OF A COMMITTEE COMPRISED OF INDEPENDENT MEMBERS OF THE BOARD (EACH OF WHOM OWNS LESS THAN 2,000 WARRANTS) WHICH ESTABLISHED THE MATERIAL TERMS OF THIS OFFER, INCLUDING THE EXCHANGE RATE OF TWENTY-FIVE WARRANTS FOR ONE SHARE OF COMMON STOCK.   THE INDEPENDENT COMMITTEE ESTABLISHED THE EXCHANGE RATE WITH THE ASSISTANCE OF AN INDEPENDENT FINANCIAL ADVISOR.  NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS, HER OR ITS WARRANTS.

REVISED OR ADDITIONAL INFORMATION REGARDING THE OFFER

THE OFFER

3.  WITHDRAWAL RIGHTS

The first paragraph under the heading “Withdrawal Rights” of the Offer Letter is amended and restated in its entirety to read as follows:

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date at which time the Company will be deemed to have accepted for exercise the Warrants that have been validly tendered and not withdrawn.   Thereafter, such tenders are irrevocable.  The withdrawal rights pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act are not applicable to this Offer as the Warrants expire on October 26, 2008.

4.  ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

The second paragraph under the heading “Acceptance of Warrants and Issuance of Shares” of the Offer Letter is amended and restated in its entirety to read as follows:

For purposes of the Offer, the Company will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to or on the Expiration Date.

5.  BACKGROUND AND PURPOSE OF THE OFFER

The section under the heading “Background and Purpose of the Offer – C.  Purpose of the Offer” is amended by adding the following:

The securities acquired will be retired.

The section under the heading “Background and Purpose of the Offer – D.  Interests of Directors and Officers” is amended by adding the following:

The following persons are directors and/or executive officers of the Company:

Name	Position with the Company
Laurence S. Levy	Chairman of the Board and Chief Executive Officer
Edward Levy	President
Joseph W. McHugh, Jr.	Chief Financial Officer
Scott Bravener	President of Lower Lakes Towing Ltd. and Director
Isaac Kier	Director
Jonathan Brodie	Director
H. Cabot Lodge, III	Director
Michael D. Lundin	Director

The address and telephone number of each of the Company’s executive officers and directors is Rand Logistics, Inc., 461 Fifth Avenue, 25th Floor, New York, New York  10017, telephone (212) 644-3450.

The Company does not beneficially own any of the warrants.  Members of the Company’s board of directors and its executive officers collectively hold 1,545,299 warrants (or 29.75% of the total outstanding warrants), which they purchased in the open market.  Specifically, Laurence S. Levy beneficially owns 808,784 warrants (or 15.57% of the total outstanding warrants), Edward Levy beneficially owns 70,902 warrants (or 1.36% of the outstanding warrants), Joseph W. McHugh, Jr. beneficially owns 1,708 warrants (or 0.03% of the outstanding warrants), Scott Bravener owns 53,489 warrants (or 1.03% of the outstanding warrants), Isaac Kier beneficially owns 607,000 warrants (or 11.69% of the outstanding warrants), Jonathan Brodie owns 1,708 warrants (or 0.03% of the outstanding warrants) and H. Cabot Lodge III owns 1,708 warrants  (or 0.03% of the outstanding warrants).

On August 7, 2008, the Company purchased 21,500 warrants from H. Cabot Lodge III, a director of the Company, in a privately negotiated transaction for $0.40 per warrant or an aggregate purchase price of $8,600.

9.  FINANCIAL INFORMATION REGARDING THE COMPANY

The first paragraph under the heading “Financial Information Regarding the Company – Summary Financial Information” of the Offer Letter is amended and restated in its entirety to read as follows:

Summary Financial Information

The following is a summary of selected statement of income data and balance sheet data and ratio of earnings to fixed charges for each period indicated. The selected financial data for the years ended March 31, 2008 and March 31, 2007 are derived from the Company’s audited financial statements and related notes and the selected financial data for the three month period ended June 30, 2008 is derived from the Company’s  Form 10-Q filed with the SEC on August 14, 2008.

The section of the Offer Letter under the heading “Financial Information Regarding the Company – Summary Financial Information”  is amended by adding the Company’s following ratio of earnings to fixed charges for the periods indicated:

Rand Logistics, Inc.
Ratio of Earnings to Fixed Charges
Regulation M-A (Mergers and Acquisitions): Item 1010 Financial Statements
Calculated Consistently with Regulation S-K: Item 503(d)
Last Two Fiscal years and Interim Periods

($ in 000's)	Fiscal Year ending March 31, 2007			Fiscal Year ending March 31, 2008			Three Months ended June 30, 2007			Three Months ended June 30, 2008
	Rand	VIE	Consolidated	Rand	VIE	Consolidated	Rand	VIE	Consolidated	Rand	VIE	Consolidated
Fixed Charges:
Interest Expense	2,508	1,033	3,541	3,164	1,302	4,466	540	383	923	1,566	-	1,566
Interest Capitalized	-	-	-	-	-	-	-	-	-	-	-	-
Deferred Financing Costs	86	151	237	228	189	417	32	57	89	108	-	108
Estimated Interest in Rental Expense	225	-	225	225	-	225	75	-	75	75	-	75
Sub-Total	2,819	1,184	4,003	3,617	1,491	5,108	647	440	1,087	1,749	-	1,749

Preference Security Dividend:
Preferred Dividends	1,182	-	1,182	1,295	-	1,295	296	-	296	363	-	363
Tax Rate - Continuing Ops	0.395	0.395		0.314	0.314		0.35	0.35		0.521	-
1 minus Tax Rate	0.605	0.605		0.686	0.686		0.65	0.65		0.479	-
Adjusted Dividends	1,954	-	1,954	1,888	-	1,888	455	-	455	758	-	758

Total Fixed Charges Plus Preference Security Dividend	4,773	1,184	5,957	5,505	1,491	6,996	1,102	440	1,542	2,507	-	2,507

Earnings:
PreTax Inc. Continuing Ops (pre-Minority/Equity)	(3,067)	(246)	(3,313)	(11,651)	234	(11,417)	14	406	420	2,679	-	2,679

Add:
Fixed Charges (including Pref. Security Div.)	4,773	1,184	5,957	5,505	1,491	6,996	1,102	440	1,542	2,507	-	2,507
Amortization of Capitalized Interest	-	-	-	-	-	-	-	-	-	-	-	-
Distributed Income of Equity Investees	-	-	-	-	-	-	-	-	-	-	-	-
Share of Pretax Losses of EI's for charges of Guarantees are included in fixed charges	-	-	-	-	-	-	-	-	-	-	-	-
Sub-Total - Additions	4,773	1,184	5,957	5,505	1,491	6,996	1,102	440	1,542	2,507	-	2,507

Less:
Interest Capitalized	-	-	-	-	-	-	-	-	-	-	-	-
Preference security dividend requirements of consolidated subsidiaries	1,954	-	1,954	1,888	-	1,888	455	-	455	758	-	758
Minority interest in preTax income of subs that have not incurred Fixed Charges	-	-	-	-	-	-	-	-	-	-	-	-
Sub-Total - Subtractions	1,954	-	1,954	1,888	-	1,888	455	-	455	758	-	758

Total Earnings (as defined):	(248)	938	690	(8,034)	1,725	(6,309)	661	846	1,507	4,428	-	4,428

Ratio (Earnings to Fixed Charges):	-0.05	0.79	0.12	-1.46	1.16	-0.90	0.60	1.92	0.98	1.77		1.77

Dollar Deficiency:	(5,021)	(246)	(5,267)	(13,539)	234	(13,305)	(441)	406	(35)

10.  TERMINATION; AMENDMENTS; CONDITIONS

The section of the Offer Letter under the heading “Termination; Amendments; Conditions” is amended and restated in its entirety to read as follows:

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. Federal securities laws.

The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions to the Offer are:

(A)	each Holder delivering to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants; and

(B)	the daily average closing price of the Common Stock for the period beginning on August 14, 2008 and ending on October 15, 2008 is not below $5.00.

We may terminate the Offer if any of the conditions to the Offer are not satisfied prior to the Expiration Date.

12.  RISK FACTORS; FORWARD-LOOKING STATEMENTS

The first paragraph under the heading “Risk Factors; Forward-Looking Statements” of the Offer Letter is deleted in its entirety.

The risk titled “The conversion of the Company’s series A convertible preferred stock will result in significant and immediate dilution of the Company’s existing stockholders and the book value of their Common Stock” under the heading “Risk Factors; Forward-Looking Statements” of the Offer Letter is amended and restated in its entirety to read as follows:

The conversion of the Company’s series A convertible preferred stock will result in significant and immediate dilution of the Company’s existing stockholders and the book value of their Common Stock.

The shares of series A convertible preferred stock issued in connection with the acquisition of Lower Lakes are convertible into 2,419,355 shares of the Company’s Common Stock, which, on an “as converted” basis, represents approximately 20% of the Company’s aggregate outstanding Common Stock.  The conversion price of the Company’s series A convertible preferred stock is subject to weighted average anti-dilution provisions whereby, if we issue shares in the future for consideration below the existing conversion price of $6.20, then the conversion price of the series A convertible preferred stock would automatically be decreased, allowing the holders of the series A convertible preferred stock to receive additional shares of Common Stock upon conversion.  Upon any conversion of the series A convertible preferred stock, the equity interests of the Company’s existing Common Stockholders, as a percentage of the total number of the outstanding shares of the Company’s Common Stock, and the net book value of the shares of the Company’s Common Stock will be significantly diluted.  The issuance of the Common Stock pursuant to this Offer will not trigger such weighted average anti-dilution provisions.

13.  ADDITIONAL INFORMATION; MISCELLANEOUS

The section of the Offer Letter under the heading “Additional Information; Miscellaneous” is amended and restated in its entirety as follows:

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction after a good faith effort by the Company to comply with such jurisdiction’s statutes applicable to the Offer, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, nor will exercises or tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and holders should consult with personal advisors if holders have questions about their financial or tax situation.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

Rand Logistics, Inc.
461 Fifth Avenue, 25th Floor
New York, New York 10017
(212) 644-3450

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